VOTING AND STANDSTILL AGREEMENT

     THIS VOTING AND STANDSTILL AGREEMENT (the "Agreement"), dated as of June 17, 1998, is made between OPEN PLAN SYSTEMS, INC., a Virginia corporation ("OPS"), GREAT LAKES CAPITAL, LLC, a Delaware limited liability company ("LLC"), and GREAT LAKES CAPITAL, INC., a Delaware corporation ("GLC").

                              W I T N E S S E T H:

     WHEREAS, OPS and LLC have entered into a Management and Consulting Agreement, dated as of June 17, 1998 (the "Consulting Agreement"), under which LLC and agreed to provide certain management and consulting services; and

     WHEREAS, pursuant to the Consulting Agreement, LLC has acquired (i) 200,000 shares of the Common Stock, without par value, of OPS ("Common Stock") and (ii) an option to purchase 600,000 shares of Common Stock, and, as a result, beneficially owns as of the date hereof approximately 15.2% of the issued and outstanding shares of Common Stock on a diluted basis; and

     WHEREAS, OPS, LLC and GLC desire to establish in this Agreement certain conditions of LLC's and GLC's relationship with OPS.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Consulting Agreement, OPS, LLC and GLC hereby agree as follows:

                                    ARTICLE I

     Definitions; Representations and Warranties

     Section 1.1. Definitions. For purposes of this Agreement, the following terms have the following meanings:

     (a) "Additional Shares" shall mean shares of Common Stock that LLC and its Affiliates may acquire following the date of the Consulting Agreement on the open market, in privately negotiated transactions and/or directly from OPS so that LLC and its Affiliates would beneficially own no greater than 21.0% of the issued and outstanding shares of Common Stock on a fully diluted basis; provided that shares of Common Stock that LLC and its Affiliates may acquire pursuant to OPS's 1996 Stock Incentive Plan and 1996 Stock Option Plan for Non-Employee Directors shall not be deemed to be Additional Shares.

     (b) "Adjusted Outstanding Shares" shall mean, at any time and with respect to the determination of (i) the LLC Ownership Percentage as it relates to LLC and its Affiliates, (ii) the Standstill Percentage as it relates to LLC and its Affiliates, and (iii) any other percentage of the beneficial ownership of Common Stock as it relates to a Person or Group, the total number of shares of Common Stock then issued and outstanding together with the total number of shares of Common Stock not then issued and outstanding that would be outstanding if (x) all then existing shares of convertible preferred stock had been converted into shares of Common Stock and (y) all then existing warrants and options exercisable into shares of Common Stock had been exercised (other than underwriters' overallotment options and stock options granted under benefit plans of OPS or any of its Affiliates), but excluding any rights that may be exercisable under any Rights Agreement that may be adopted by OPS.

     (c) "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date of this Agreement, and shall include, with respect to a determination of the Affiliates of LLC, any Affiliate of GLC.

     (d) "Beneficial ownership," "beneficial owner" and "beneficially own" shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement; provided that LLC and each of its Affiliates and any Person or Group shall be deemed to be the beneficial owners of any shares of Common Stock that LLC or such Affiliate, Person and/or Group, as the case may be, has the right to acquire within one year pursuant to any agreement, arrangement or understanding or upon the exercise of conversion or exchange rights, warrants, options or otherwise.

     (e) "Common Stock" shall have the meaning set forth in the recitals to this Agreement.

     (f) "Consulting Agreement" shall have the meaning set forth in the recitals to this Agreement.

     (g) "Continuing Directors" shall mean the members of the Board of Directors of OPS immediately prior to the closing of the transactions contemplated by the Consulting Agreement and any future members of the Board of Directors nominated by the Board of Directors; provided, however, that no LLC Director shall constitute a Continuing Director or be counted in determining the presence of a quorum of Continuing Directors.

     (h) "Control" shall mean, with respect to a Person or a Group, (i) beneficial ownership by such Person or Group of securities that entitle it to exercise in the aggregate more than fifty percent (50%) of the votes in any election of directors or other governing body of the entity in question; or (ii) possession by such Person or Group of the power, directly or indirectly, (x) to elect a majority of the board of directors (or equivalent governing body) of the entity in question or (y) in case of a non-corporate entity, to manage or govern the business, operations or investments of any such non-corporate entity.

     (i) "Group" shall have the meaning comprehended by Section 13(d)(3) of the Exchange Act as in effect on the date of this Agreement.

     (j) "Hobey Termination" shall mean (i) the termination by OPS of the employment of John L. Hobey ("Hobey") as Chief Executive Officer of OPS for Proper Cause (as defined in the Employment Agreement, effective June 17, 1998, by and between John L. Hobey and OPS (the "Employment Agreement")), (ii) the termination by OPS of Hobey as Chief Executive Officer of OPS due to death or disability (in accordance with the Employment Agreement) or (iii) the voluntary resignation of Hobey as Chief Executive Officer of OPS, whichever is the first to occur.

     (k) "LLC Directors" shall mean Hobey and W. Sydnor Settle ("Settle"), each of whom OPS has agreed to appoint to the OPS Board of Directors pursuant to the Consulting Agreement.

     (l) "LLC Ownership Percentage" shall mean, at any time, the percentage of the Adjusted Outstanding Shares that is beneficially owned in the aggregate by LLC and its Affiliates.

     (m) "LLC Shares" shall mean collectively (i) the 200,000 shares of Common Stock owned by LLC, (ii) the 600,000 shares of Common Stock that LLC has the option to acquire pursuant to the terms of the Stock Option Agreement, (iii) the 3,000 shares of Common Stock owned by Settle, (iv) the 5,000 shares of Common Stock owned by Hobey, (v) the 25,000 shares of Common Stock that Hobey has the option to acquire pursuant to the terms of an Employee Nonqualified Stock Option Agreement, dated as of June 17, 1998, between OPS and Hobey, (vi) the 3,000 shares of Common Stock owned by William F. Crabtree ("Crabtree"), (vii) the 12,500 shares of Common Stock that Crabtree has the option to acquire pursuant to the terms of an Employee Nonqualified Stock Option Agreement, dated as of June 17, 1998, between OPS and Crabtree, (viii) the Additional Shares and (ix) such additional shares of Common Stock that OPS may issue with respect to such shares pursuant to any stock splits, stock dividends, recapitalizations, restructurings, reclassifications or similar transactions.

     (n) "Person" shall have the meaning set forth in Section 3(a)(9) of the Exchange Act as in effect on the date of this Agreement.

     (o) "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated June 17, 1998, executed by OPS and LLC in connection with the Consulting Agreement.

     (p) "Standstill Percentage" shall mean, at any time, not more than 21.0% of the Adjusted Outstanding Shares.

     (q) "Stock Option Agreement" shall mean the Nonqualified Stock Option Agreement, dated June 17, 1998, executed by OPS and LLC in connection with the Consulting Agreement.

     (r) "Transfer" shall mean sell, transfer, assign, pledge, hypothecate, give away or in any manner dispose of any Common Stock.

     Section 1.2. Representations and Warranties of LLC. LLC represents and warrants to OPS as follows:

     (a) LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

     (b) Except for the LLC Shares, neither LLC nor any of its Affiliates beneficially owns any Common Stock or any options, warrants or rights of any nature (including conversion and exchange rights) to acquire beneficial ownership of any Common Stock.

     (c) LLC has full legal right, power and authority to enter into and perform this Agreement, and the execution and delivery of this Agreement by LLC have been duly authorized by all necessary action on behalf of LLC. This Agreement is enforceable against LLC.

     (d) The execution, delivery and performance of this Agreement by LLC does not and will not conflict with or constitute a violation of or default under the Charter or Operating Agreement (or comparable documents) of LLC, or any statute, law, regulation, order or decree applicable to LLC, or any contract, commitment, agreement, arrangement or restriction of any kind to which LLC is a party or by which LLC is bound, other than such violations as would not prevent or materially delay the performance by LLC of its obligations hereunder or otherwise subject OPS to any claim or liability.

     Section 1.3. Representations and Warranties of GLC. GLC represents and warrants to OPS as follows:

     (a) GLC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) GLC has full legal right, power and authority to enter into and perform this Agreement, and the execution and delivery of this Agreement by GLC have been duly authorized by all necessary corporate action on behalf of GLC. This Agreement is enforceable against GLC.

     (d) The execution, delivery and performance of this Agreement by GLC does not and will not conflict with or constitute a violation of or default under the Charter or Bylaws (or comparable documents) of GLC, or any statute, law, regulation, order or decree applicable to GLC, or any contract, commitment, agreement, arrangement or restriction of any kind to which GLC is a party or by which GLC is bound, other than such violations as would not prevent or materially delay the performance by GLC of its obligations hereunder or otherwise subject OPS to any claim or liability.

     Section 1.4. Representations and Warranties of OPS. OPS hereby represents and warrants to LLC and GLC as follows:

     (a) OPS is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

     (b) OPS has full legal right, power and authority to enter into and perform this Agreement, and the execution and delivery of this Agreement by OPS have been duly authorized by all necessary corporate action on behalf of OPS. This Agreement is enforceable against OPS.

     (c) The execution, delivery and performance of this Agreement by OPS does not and will not conflict with or constitute a violation of or default under the Charter or Bylaws of OPS, or any statute, law, regulation, order or decree applicable to OPS, or any contract, commitment, agreement, arrangement or restriction of any kind to which OPS is a party or by which OPS is bound, other than such violations as would not prevent or materially delay the performance by OPS of its obligations hereunder or otherwise subject LLC to any claim or liability.

                                   ARTICLE II

                              Board Representation

     Section 2.1. Election of LLC Directors. On the date of this Agreement, OPS will (i)take such action as may be necessary to increase the size of the OPS Board of Directors (the "Board of Directors") to ten (10) directors, and (ii) upon receipt from each LLC Director of an executed letter agreement regarding resignation in the form attached to this Agreement as Exhibit A, fill the two
(2) vacancies created thereby with the LLC Directors in accordance with the applicable provisions of the Charter and Bylaws of OPS. OPS will appoint each LLC Director to Class I (current term expiring in 2001) and agrees to nominate and recommend each LLC Director not subject to resignation pursuant to Section
2.3 below for election at the next annual meeting of OPS's shareholders following such appointments as Class I directors; provided that, if any such LLC Director is not elected by the shareholders of OPS, OPS shall have no further obligations under this Section 2.1; and provided further that OPS shall be under no obligation to appoint or recommend for election any LLC Director to the Board of Directors unless and until it has received from such LLC Director an executed letter agreement regarding resignation in the form attached to this Agreement as Exhibit A.

     Section 2.2. Continuing Board Representation. Until the termination or expiration of the Consulting Agreement, OPS agrees that it will not take or recommend to its shareholders any action that would (i) cause the Board of Directors to consist of greater than ten (10) directors; provided that if a LLC Director resigns from the Board of Directors, OPS shall have the right to reduce the size of the Board of Directors to eliminate the vacancy or to fill the vacancy thereby created with a nominee approved by the Continuing Directors, or
(ii) result in any amendment to the Bylaws of OPS in effect on the date hereof that would impose any qualifications on the eligibility of directors of OPS to serve on any committee of the Board of Directors, except as may be required by the then-current rules and regulations of the Nasdaq National Market (the "Nasdaq Rules"), the rules and regulations under the Internal Revenue Code of 1986, as amended, relating to the qualification of employee stock benefit plans and the deductibility of compensation paid to executive officers, the rules and regulations under Section 16(b) of the Exchange Act, including Rule 16b-3 thereunder or any successor rule, and OPS's Bylaws.

     Section 2.3. Required Resignations.

     (a) Upon the earlier of the Hobey Termination and the expiration of the Consulting Agreement, LLC shall, if requested by OPS, require Hobey to resign immediately from the Board of Directors.

     (b) In the event that the Hobey Termination occurs on or before December 17, 1998, LLC shall, if requested by OPS, require Settle to resign immediately from the Board of Directors.

     (c) If LLC does not cause the resignation of a LLC Director as required by this Section 2.3, OPS may seek such resignation or, in the alternative, the Continuing Directors may seek the removal of the LLC Directors that are subject to such resignation. Upon any shareholder vote relating to the removal of a LLC Director for failure to resign pursuant to this Section 2.3, LLC and its Affiliates shall (i) attend any meeting either in person or by proxy and (ii) vote in favor of such removal. At such time as a LLC Director becomes subject to resignation pursuant to this Section 2.3, OPS may amend its Bylaws or take such other action as it deems appropriate to reduce the number of directors constituting the Board of Directors proportionately or fill the vacancy caused by such resignation with its own nominee in accordance with the applicable provisions of the Charter and Bylaws of OPS.

     Section 2.4.  Charter and Bylaws.  The obligations of OPS set forth in this
Article II shall be subject to compliance with the applicable provisions of the Charter and Bylaws of OPS.

     Section 2.5. No Voting Trust. This Agreement does not create or constitute, and shall not be construed as creating or constituting, a voting trust agreement under the Virginia Stock Corporation Act or any other applicable corporation law.

     Section 2.6. No Duty to Serve; Reduction of Board Representation. Nothing contained in this Article II shall be construed as requiring any LLC Director to serve in office if such LLC Director elects to resign. In the event of any vacancy created by the death, resignation or removal of a LLC Director, OPS may amend its Bylaws or take such other action as it deems appropriate to reduce the number of directors constituting the Board of Directors proportionately or fill the vacancy caused by such resignation with its own nominee in accordance with the applicable provisions of the Charter and Bylaws of OPS.

                                   ARTICLE III

                     Standstill Restrictions; Voting Matters

     Section 3.1. Standstill Restrictions.

     (a) During the term of this Agreement, unless approved in advance by a resolution adopted by a majority of the Continuing Directors or otherwise permitted under this Agreement, LLC and GLC covenant and agree that they shall not, and shall not permit any of their Affiliates to, either individually or as part of a Group, directly or indirectly:

     (i) acquire (other than acquisitions (x) pursuant to or contemplated by the Consulting Agreement, including without limitation the exercise of options under the Stock Option Agreement, or (y) resulting from corporate action taken by the Board of Directors with respect to any pro rata distribution of shares of Common Stock in connection with any stock split, stock dividend, recapitalization, reclassification or similar transaction), propose to acquire (or publicly announce or otherwise disclose an intention to propose to acquire), offer to acquire, or agree to acquire any Common Stock if the effect of such acquisition would cause the LLC Ownership Percentage to exceed the Standstill Percentage (other than as a result of any stock purchases or repurchases by OPS); provided that this Section 3.1(a)(i) shall not apply to any acquisition (a) of options, Common Stock, warrants, rights or other securities convertible or exchangeable into Common Stock granted to any person, including without limitation the LLC Directors, pursuant to any benefit plan of OPS or any of its Affiliates or the exercise of any such option, warrant or right or conversion or exchange of any convertible or exchangeable security or (b) upon the exercise by LLC or its Affiliates of rights pursuant to any Rights Agreement that may be adopted by OPS, provided that all of the shares of Common Stock so acquired upon the exercise of the rights shall be subject to all of the terms of this Agreement;

     (ii) propose (or publicly announce or otherwise disclose an intention to propose), solicit, offer, seek to effect, negotiate with or provide any confidential information relating to OPS or its business to any other Person with respect to, any tender or exchange offer, merger, consolidation, share exchange, business combination, restructuring, recapitalization or similar transaction involving OPS;

     (iii) make, or in any way participate in, any "solicitation" of "proxies" to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or communicate with or seek to advise or influence any person or entity with respect to the voting of any Common Stock or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to OPS; provided that nothing in this Section 3.1(a)(iii) shall apply to any deemed solicitation of proxies by the LLC Directors that may result from such LLC Directors' position or status as a director of OPS at the time of any general solicitation of proxies by the management of OPS;

     (iv) form, participate in or join any Person or Group (other than a Group comprised of the six members of LLC and its Affiliates as of the date of this Agreement) with respect to any Common Stock, or otherwise act in concert with any third Person for the purpose of (x) acquiring any Common Stock or (y) holding or disposing of Common Stock for any purpose prohibited by this Section 3.1(a);

     (v) deposit any Common Stock into a voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting thereof;

     (vi) initiate, propose or otherwise solicit shareholders for the approval of any shareholder proposal with respect to OPS as described in Rule 14a-8 under the Exchange Act, or induce or attempt to induce any other Person to initiate, propose or otherwise solicit any such shareholder proposal;

     (vii) except as specifically provided in Article II of this Agreement, seek election to or seek to place a representative on the Board of Directors, or seek the removal of any member of the Board of Directors (other than a LLC Director);

     (viii) call or seek to have called any meeting of the shareholders of OPS for any purpose;

     (ix) except through the LLC Directors, take any other action to seek to control, disrupt or influence the management or policies of OPS;

     (x) agree to do any of the foregoing.

     (b) LLC and GLC agree that they will notify OPS promptly if any inquiries or proposals are received by, any information is exchanged with respect to, or any negotiations or discussions are initiated or continued by or with, LLC, GLC or any of their Affiliates regarding any matter described in Section 3.1(a) above. LLC and OPS shall mutually agree upon an appropriate response to be made to any such proposals received by LLC, GLC or any of their Affiliates.

     (c) Nothing contained in this Article III shall be deemed to restrict the manner in which the LLC Directors may participate in deliberations or discussions of the Board of Directors or individual consultations with the Chairman of the Board or any other members of the Board of Directors or the manner in which the LLC Directors may vote on matters brought for consideration before the Board of Directors, so long as such actions do not otherwise violate any provision of Section 3.1(a) above.

     (d) With respect to any acquisition of, proposal to acquire, offer to acquire, or agreement to acquire any Common Stock by LLC and its Affiliates not otherwise prohibited by Section 3.1(a) above, OPS and LLC agree to take such actions as may be deemed necessary or advisable (including without limitation the acquisition of Common Stock directly from OPS) consistent with the prudent discharge of their fiduciary duties to their shareholders and members, respectively, so that the provisions of the Control Shares Acquisition Statute, as set forth in Article 14.1 of the Virginia Stock Corporation Act, as amended, in effect on the date of this Agreement, shall not apply to such acquisition, proposal, offer or agreement.

     Section 3.2. Voting Matters.

     (a) During the term of this Agreement, LLC and GLC will take all such action as may be required so that the Common Stock beneficially owned and entitled to be voted by LLC, GLC and their Affiliates, as a Group, are voted or caused to be voted (in person or by proxy):

     (i) with respect to the Continuing Director's nominees to the Board of Directors, in accordance with the recommendation of the Board of Directors, or a nominating or similar committee of the Board of Directors, if any such committee exists and makes a recommendation;

     (ii) with respect to any "election contest" (as such term is defined or used in Rule 14a-11 under the Exchange Act as in effect on the date of this Agreement) initiated by any Person in connection with any tender offer, in the same proportion as the total votes cast by or on behalf of all shareholders of OPS (other than LLC, GLC and their Affiliates) with respect to such proxy contest;

     (iii) with respect to all matters brought before OPS's shareholders for a vote not otherwise provided for in this Section 3.2(a) or Section 2.3 above, in accordance with the independent judgment of LLC, GLC and their Affiliates, without regard to any request or recommendation of the Board of Directors.

     (b) LLC and its Affiliates who beneficially own any of the LLC Shares shall be present, in person or by proxy, at all duly held meetings of shareholders of OPS so that the Common Stock held by LLC and its Affiliates may be counted for the purposes of determining the presence of a quorum at such meetings.

                                   ARTICLE IV

                             Transfers of LLC Shares

     Section 4.1 Permitted Transfers. During the term of this Agreement, LLC shall not, directly or indirectly, Transfer any of the LLC Shares to any Person or Group without the prior written consent of OPS (which consent shall not be unreasonably withheld), if, as a result of such Transfer, such Person or Group would have beneficial ownership of Common Stock representing in the aggregate more than 9.9% of the issued and outstanding shares of Common Stock. Subject to the foregoing limitation, LLC may Transfer the LLC Shares without the prior written consent of OPS in the following manner:

     (a) to OPS or any Affiliate of OPS;

     (b) pursuant to an effective registration statement under the Securities Act as provided in the Registration Rights Agreement; provided that the rights of LLC under this Agreement shall not transfer to any transferee(s) of such LLC Shares;

     (c) pursuant to Rule 144, Rule 144A, Regulation S or any other applicable exemption from registration under the Securities Act; provided that the rights of LLC under this Agreement shall not transfer to any transferee(s) of such LLC Shares;

     (d) pursuant to a distribution (including any such distribution pursuant to any liquidation or dissolution of LLC) by LLC to its members; provided that the rights of LLC under this Agreement shall not transfer to any distributee of such LLC Shares; provided further that, LLC shall not distribute any of the LLC Shares to its members pursuant to this Section 4.2(d) or otherwise unless LLC has obtained an agreement in writing by the distributee to be bound by the terms and conditions of this Agreement;

     (e) pursuant to a merger or consolidation of OPS or pursuant to a plan of liquidation of OPS, which has been approved by the affirmative vote of a majority of the members of the Board of Directors then in office; or

     (f) pursuant to a tender offer or exchange offer that the Board of Directors, by action taken by the affirmative vote of a majority of the members of the Board of Directors then in office, has determined not to oppose.

     Section 4.2 Transfers to Affiliates. In the event that any Affiliate of LLC receives a distribution of any of the LLC Shares under Section 4.1 above, or otherwise becomes the beneficial owner of any of the LLC Shares, LLC shall use its best efforts to cause such Affiliate to comply with all of the provisions of this Agreement, including without limitation this Article IV.

     Section 4.3 Confidential Information. In connection with any permitted Transfer of the LLC Shares pursuant to this Article IV, neither LLC nor its Affiliates shall disclose any confidential information relating to OPS or its business to any Person except as required by applicable law, including without limitation Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, but only to the extent that any required disclosure of such confidential information has been preceded by notice to OPS of the expected disclosure of such information and the execution of a confidentiality agreement by LLC (or its Affiliates, as the case may be) and such Person in the form attached hereto as Exhibit B. Such confidentiality agreement shall be promptly forwarded to OPS for its execution, which execution by OPS may be subsequent to the disclosure described in this proviso; provided that the failure of OPS to so execute such confidentiality agreement shall in no way be construed to be a failure on the part of LLC (or its Affiliates, as the case may be) to fulfill its obligations under this paragraph or to limit or affect the validity of such confidentiality agreement as between LLC (or its Affiliates, as the case may be) and such Person.

                                   ARTICLE V

                               Further Assurances

     Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its respective obligations under this Agreement. If reasonably requested by OPS at any time during the term of this Agreement, LLC agrees to execute a letter to OPS confirming the number of LLC Shares held, beneficially and of record, by LLC and its Affiliates as of the latest practicable date.

                                   ARTICLE VI

                                   Termination

     Unless earlier terminated by written agreement of the parties hereto, this Agreement shall terminate five (5) years from the date of this Agreement. Any termination of this Agreement as provided herein shall be without prejudice to the rights of any party arising out of the breach by any other party of any provisions of this Agreement that occurred prior to the termination.

                                   ARTICLE VII

                                  Miscellaneous

     Section 7.1. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing (including telecopy or similar teletransmission), addressed as follows:

                  If to OPS,
                  to it at:       Open Plan Systems, Inc.
                                  4299 Carolina Avenue
                                  Building C
                                  Richmond, Virginia  23222
                                  Telecopier:  (804) 228-5656
                                  Attention:  Anthony F. Markel

                  With a copy to: Williams Mullen Christian & Dobbins
                                  1021 East Cary Street, 16th Floor
                                  Richmond, Virginia  23219
                                  Telecopier:  (804) 783-6507
                                  Attention:  Theodore L. Chandler, Jr., Esquire


                  If to LLC,
                  to it at:      Great Lakes Capital, LLC
                                 310 South Street
                                 Morristown, New Jersey  07960
                                 Telecopier:  (973) 539-7909
                                 Attention:  W. Sydnor Settle

                  With a copy to:Dykema Gossett PLLC
                                 400 Renaissance Center
                                 Detroit, Michigan  48243-1668
                                 Telecopier:  (313) 568-6915
                                 Attention:  Fredrick M. Miller, Esquire


                  If to GLC,
                  to it at:      Great Lakes Capital, Inc.
                                 310 South Street
                                 Morristown, New Jersey  07960
                                 Telecopier:  (973) 539-7909
                                 Attention:  W. Sydnor Settle

                  With a copy to:Dykema Gossett PLLC
                                 400 Renaissance Center
                                 Detroit, Michigan  48243-1668
                                 Telecopier:  (313) 568-6915
                                 Attention:  Fredrick M. Miller, Esquire


Unless otherwise specified herein, such notices or other communications shall be deemed received (a) in the case of any notice or communication sent other than by mail, on the date actually delivered to such address (evidenced, in the case of delivery by overnight courier, by confirmation of delivery from the overnight courier service making such delivery, and in the case of a telecopy, by receipt of a transmission confirmation form or the addressee's confirmation of receipt), or (b) in the case of any notice or communication sent by mail, three business days after being sent, if sent by registered or certified mail, with first-class postage prepaid. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

     Section 7.2. Amendments. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by LLC, GLC and OPS.

     Section 7.3. Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation in the case of any corporate party hereto any corporate successor by merger or otherwise; provided that no party may assign this Agreement without the other party's prior written consent.

     Section 7.4. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement, the Consulting Agreement, the Registration Rights Agreement and the Stock Option Agreement.

     Section 7.5. Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

     Section 7.6. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     Section 7.7. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     Section 7.8. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who or which is not a party hereto.

     Section 7.9. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits, and agrees to cause each of its Affiliates to submit, to the jurisdiction of the federal courts located in the City of Richmond, Virginia, and in the event that such federal courts shall not have subject matter jurisdiction over the relevant proceeding, then of the state courts located in the City of Richmond, Virginia, for the purpose of any action arising out of or based upon this Agreement or relating to the subject matter hereof or the transactions contemplated hereby, (ii) hereby waives, and agrees to cause each of its Affiliates to waive, to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Affiliates to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence or to permit any of its Affiliates to commence any action arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by Virginia law, as the case may be, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7.1 above is reasonably calculated to give actual notice. Notwithstanding anything contained in this
Section 7.9 to the contrary with respect to the parties' forum selection, if an action is filed against a party to this Agreement, including its Affiliates, by a person who or which is not a party to this Agreement, an Affiliate of a party to this Agreement, or an assignee thereof (a "Third Party Action"), in a forum other than the federal district court or a state court located in the City of Richmond, Virginia, and such Third Party Action is based upon, arises from, or implicates rights, obligations or liabilities existing under this Agreement or acts or omissions pursuant to this Agreement, then the party to this Agreement, including its Affiliates, joined as a defendant in such Third Party Action shall have the right to file cross-claims or third-party claims in the Third Party Action against the other party to this Agreement, including its Affiliates, and even if not a defendant therein, to intervene in such Third Party Action with or without also filing cross-claims or third-party claims against the other party to this Agreement, including its Affiliates.

     Section 7.10. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive law of the Commonwealth of Virginia, without giving effect to any choice or conflict of law provision or rule that would cause the application of the law of any other jurisdiction.

     Section 7.11. Name, Captions. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof.

     Section 7.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

     Section 7.13. Expenses. Each of the parties hereto shall bear their own expenses incurred in connection with this Agreement and the transactions contemplated hereby, except that in the event of a dispute concerning the terms or enforcement of this Agreement, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable legal fees and disbursements from the other party or parties to such dispute.

                                             [SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Voting and Standstill Agreement to be executed, as of the date first above written, by their respective officers thereunto duly authorized.


                                OPEN PLAN SYSTEMS, INC.

                                By:    /s/ Anthony F. Markel
                                           Anthony F. Markel
                                           Chairman of the Board


                                GREAT LAKES CAPITAL, LLC


                                By:    /s/ W. Sydnor Settle
                                           W. Sydnor Settle
                                            Manager


                                 GREAT LAKES CAPITAL, INC.


                                 By:    /s/ W. Sydnor Settle
                                            W. Sydnor Settle
                                            Chairman

     '                             Exhibit A

                          Form of Resignation Agreement



Open Plan Systems, Inc.
4299 Carolina Avenue
Building C
Richmond, Virginia  23222

Great Lakes Capital, LLC
310 South Street
Morristown, New Jersey  07960

Ladies and Gentlemen:

     I hereby acknowledge that my position on the Board of Directors of Open Plan Systems, Inc. ("OPS") is subject to the provisions of a Voting and Standstill Agreement (the "Agreement"), dated June 17, 1998, between OPS, Great Lakes Capital, LLC ("LLC") and Great Lakes Capital, Inc. Accordingly, I hereby agree to resign immediately from such Board of Directors under the terms of
Article II of the Agreement in the event that LLC requests such resignation. I understand that, if I do not resign immediately as requested pursuant to such
Article II, OPS may seek specific performance of this letter agreement through court proceedings or otherwise may seek to remove me from office. I agree that any failure to resign upon request pursuant to such Article II shall be deemed to be "cause" for my removal from the Board of Directors pursuant to the Charter and Bylaws of OPS.


Date:  June ___, 1998


                                              ______________________________
                                              Name


Agreed to and Accepted:

Open Plan Systems, Inc.

By:___________________________
      Anthony F. Markel
      Chairman of the Board

                        Form of Confidentiality Agreement



                                                 ________ __, 19__


CONFIDENTIAL

[Name]
[Address]

         Re:      Confidentiality Agreement

Ladies and Gentlemen:

     In connection with the proposed sale or transfer of shares of the Common Stock, without par value, of Open Plan Systems, Inc. (the "Company"), we are prepared to make available to you certain confidential information relating to the Company and its business (the "Confidential Information"). As a condition to your being furnished the Confidential Information, you agree to comply with the terms and conditions of this letter agreement (this "Agreement").

     For the purposes of this Agreement, the term "Representatives" shall mean your employees, agents and advisors and the directors, officers, employees and agents of any of your advisors. The term "Third Party" shall be broadly interpreted to include without limitation any corporation, company, group, partnership, other entity or individual. The term "Confidential Information" shall not include information that (i) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, or
(ii) was or becomes available to you on a non-confidential basis from a source other than the Company or its advisors.

     You hereby agree to treat the Confidential Information as confidential and you shall not, and shall direct your Representatives not to, use in any way or to disclose, directly or indirectly, the Confidential Information to any Third Party without the written consent of the Company.

     It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by you and that the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for your breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the Company.

     If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon it will constitute our agreement with respect to the subject matter hereof.

                                               Very truly yours,


                                               [Name]
                                               Officer of [LLC or Affiliate]

                                               CONFIRMED AND AGREED as of
                                               the date first written above:


                                               [NAME]



                                               By:______________________________
                                               Name:
                                               Title:



                                               OPEN PLAN SYSTEMS, INC.

                                               By:_____________________________
                                               Name:
                                               Title: